Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2019 RESULTS

MOUNT AIRY, N.C., April 18, 2019 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended March 30, 2019.

Second Quarter 2019 Results

Net earnings for the second quarter of fiscal 2019 decreased to $1.0 million, or $0.05 per share, from $5.9 million, or $0.31 per share, in the same period a year ago. Insteel’s second-quarter results for fiscal 2019 were unfavorably impacted by narrower spreads between selling prices and raw material costs, higher manufacturing costs and lower shipments relative to the prior year quarter.

Net sales increased 4.2% to $111.9 million from $107.4 million in the prior year quarter driven by a 21.0% increase in average selling prices that offset a 13.9% decrease in shipments. Shipments for the current year quarter were unfavorably impacted by the adverse weather conditions in many of Insteel’s markets, which reduced construction activity, together with increasing low-priced import competition. On a sequential basis, shipments increased 11.2% from the first quarter of fiscal 2019 while average selling prices decreased 3.3%. Gross margin narrowed 810 basis points to 6.3% from 14.4% in the prior year quarter due to the lower spreads, higher manufacturing costs and reduction in shipments.

Other income for the current year quarter benefited from a $1.0 million gain from insurance proceeds, which increased net earnings per share by $0.04.

Operating activities used $18.0 million of cash while providing $9.7 million in the prior year quarter primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $21.2 million of cash in the current year quarter largely to fund an increase in accounts receivable compared to $0.3 million in the prior year quarter.

Six Month 2019 Results

Net earnings for the first six months of fiscal 2019 decreased to $5.2 million, or $0.27 per share, from $14.0 million, or $0.73 per share, in the same period a year ago. Net sales increased 5.3% to $216.1 million from $205.2 million in the prior year period driven by a 24.6% increase in average selling prices that offset a 15.5% decrease in shipments. Gross margin narrowed 490 basis points to 8.3% from 13.2% due to the higher manufacturing costs and reduction in shipments.

Other income for the current year period benefited from a $1.0 million gain from insurance proceeds and a $0.7 million gain on the disposition of property, plant and equipment, which, in the aggregate, increased net earnings per share by $0.07. The income tax provision for the prior year period benefited from a $3.7 million, or $0.19 per share, gain on the remeasurement of deferred tax assets and liabilities related to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act. Excluding the deferred tax gain in the prior year period, Insteel’s effective tax rate decreased to 23.9% from 24.4% a year ago.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities used $40.2 million of cash while providing $24.5 million in the prior year period primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $52.5 million of cash in the current year period to fund an increase in inventories and reduction in accounts payable and accrued expenses while providing $4.3 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2019 decreased to $8.1 million from $9.3 million in the prior year period. Capital outlays for fiscal 2019 are expected to total up to $22.0 million primarily related to cost and productivity improvement initiatives in addition to recurring maintenance.

Insteel ended the quarter with $0.5 million of cash and $5.4 million of borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into the second half of fiscal 2019, we expect increasing shipments driven by continued growth in our construction end-markets and the usual seasonal improvement in demand together with the weather-related deferral of business from earlier in the year,” commented H.O. Woltz III, Insteel’s president and CEO. “PC strand import competition has continued to intensify, however, in the wake of the Section 232 tariff program, which has provided offshore producers with a substantial raw material cost advantage relative to U.S. producers. We are continuing to pursue alternative solutions with the Administration that would eliminate the penalty the tariffs constitute for downstream consumers of steel and level the playing field with foreign competitors.

“We’ve made considerable progress with the execution of our ambitious capital investment plan, which is focused on broadening our product offering, reducing our operating costs, updating our production and information systems technology, and strengthening our market leadership positions. We expect increasing contributions from these investments as well as from our ongoing process improvement initiatives over the remainder of the year.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://insteelgcs.gcs-web.com/ and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended September 29, 2018.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 29, 2018 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018

Net sales	$111,948	$107,417	$216,058	$205,158
Cost of sales	104,927	92,001	198,061	178,081
Gross profit	7,021	15,416	17,997	27,077
Selling, general and administrative expense	6,556	7,475	13,090	13,238
Other expense (income), net	(971)	166	(1,800)	185
Interest expense	45	23	75	51
Interest income	(12)	(53)	(167)	(129)
Earnings before income taxes	1,403	7,805	6,799	13,732
Income taxes	354	1,926	1,624	(258)
Net earnings	$1,049	$5,879	$5,175	$13,990

Net earnings per share:
Basic	$0.05	$0.31	$0.27	$0.73
Diluted	0.05	0.31	0.27	0.73

Weighted average shares outstanding:
Basic	19,242	19,052	19,233	19,047
Diluted	19,340	19,258	19,338	19,241

Cash dividends declared per share	$0.03	$0.03	$0.06	$1.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)			(Unaudited)
	March 30,	December 29,	September 29,	March 31,
	2019	2018	2018	2018
Assets
Current assets:
Cash and cash equivalents	$490	$15,503	$43,941	$23,464
Accounts receivable, net	50,574	36,524	51,484	50,455
Inventories	117,227	115,306	94,157	63,156
Other current assets	6,265	5,841	5,895	4,071
Total current assets	174,556	173,174	195,477	141,146
Property, plant and equipment, net	109,377	111,171	106,148	103,277
Intangibles, net	9,157	9,429	9,703	10,275
Goodwill	8,293	8,293	8,293	8,293
Other assets	10,188	9,367	9,913	9,649
Total assets	$311,571	$311,434	$329,534	$272,640

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$35,124	$40,456	$60,059	$32,561
Accrued expenses	5,991	7,453	11,929	5,497
Total current liabilities	41,115	47,909	71,988	38,058
Long-term debt	5,365	-	-	-
Other liabilities	18,561	18,143	15,881	16,537
Shareholders' equity:
Common stock	19,252	19,223	19,223	19,063
Additional paid-in capital	73,667	73,019	72,852	70,658
Retained earnings	155,105	154,634	151,084	129,657
Accumulated other comprehensive loss	(1,494)	(1,494)	(1,494)	(1,333)
Total shareholders' equity	246,530	245,382	241,665	218,045
Total liabilities and shareholders' equity	$311,571	$311,434	$329,534	$272,640

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2019	2018	2019	2018
Cash Flows From Operating Activities:
Net earnings	$1,049	$5,879	$5,175	$13,990
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,380	3,233	6,622	6,409
Amortization of capitalized financing costs	16	16	32	32
Stock-based compensation expense	845	838	1,019	1,073
Deferred income taxes	5	(201)	2,136	(2,270)
Loss (gain) on sale and disposition of property, plant and equipment	(1,049)	204	(1,758)	221
Increase in cash surrender value of life insurance policies over premiums paid	(594)	(19)	(62)	(275)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(14,050)	(10,686)	910	(10,171)
Inventories	(1,921)	7,762	(23,070)	18,697
Accounts payable and accrued expenses	(5,212)	2,575	(30,357)	(4,218)
Other changes	(424)	128	(838)	1,005
Total adjustments	(19,004)	3,850	(45,366)	10,503
Net cash provided by (used for) operating activities	(17,955)	9,729	(40,191)	24,493

Cash Flows From Investing Activities:
Capital expenditures	(1,913)	(3,236)	(8,107)	(9,316)
Increase in cash surrender value of life insurance policies	(249)	(51)	(263)	(245)
Proceeds from property insurance	1,048	-	1,048	-
Proceeds from sale of property, plant and equipment	8	-	8	-
Proceeds from surrender of life insurance policies	5	80	18	121
Acquisition of business	-	-	-	(3,300)
Net cash used for investing activities	(1,101)	(3,207)	(7,296)	(12,740)

Cash Flows From Financing Activities:
Proceeds from long-term debt	17,536	79	17,626	169
Principal payments on long-term debt	(12,171)	(79)	(12,261)	(169)
Cash dividends paid	(1,154)	(20,184)	(1,154)	(20,184)
Payment of employee tax withholdings related to net share transactions	(168)	(210)	(175)	(210)
Net cash provided by (used for) financing activities	4,043	(20,394)	4,036	(20,394)

Net decrease in cash and cash equivalents	(15,013)	(13,872)	(43,451)	(8,641)
Cash and cash equivalents at beginning of period	15,503	37,336	43,941	32,105
Cash and cash equivalents at end of period	$490	$23,464	$490	$23,464

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$1,351	$1,067	$1,387	$1,060
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	497	1,233	497	1,233
Restricted stock units and stock options surrendered for withholding taxes payable	168	210	175	210

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